Colfax Provides 2009 Outlook and Preliminary 2008 Highlights

Richmond, VA — January 9, 2009 - Colfax Corporation (NYSE: CFX), a global leader in engineered fluid handling products and systems, announced today that it expects full-year 2009 net earnings in the range of $.80 to $.87 per share.  The range for adjusted net earnings is $1.10 to $1.17 per share and excludes the impact of asbestos-related items.  The company expects organic sales growth in 2009, which excludes the impact of foreign exchange rate fluctuations and acquisitions, to be in the range of 1% to 3%.

The company expects full year 2008 net sales to be approximately $605 million, an increase of 19%.  Organic sales growth for 2008 is expected to be about 14%, in line with the company’s low double-digit organic growth expectation for the year.  Orders for the year increased 15% to approximately $670 million.  On an organic basis, the company expects orders to be up 7% over 2007.  The backlog on December 31, 2008 was approximately $331 million.

“We are expecting modest organic sales growth in 2009,” said John Young, president and CEO of Colfax Corporation.  “While we are entering the year with a sizable backlog, we remain cautious about the second half of the year due to the uncertainty related to the weak global economy and its potential impact on our end markets.  We believe we’re well positioned to execute on our long-term strategies given our broad product portfolio, global footprint in diverse markets and unmatched application expertise.  We believe these strengths, combined with our solid financial condition, will enable us to perform successfully in a challenging economic environment.”

Conference Call and Webcast
Colfax will host a conference call to review the outlook and answer questions on Friday January 9, 2009 at 8:00 a.m. EST. The call will be open to the public through 719-325-4749 or 877-723-9502 and webcast via Colfax’s website at http://www.colfaxcorp.com under the “Investor Relations” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading.  Both the audio of this call and the slide presentation will be archived on the website later today and will be available until our next quarterly earnings call. In addition, a replay of this call will be available until approximately January 23, 2009. The replay number is 888-203-1112 (or 719-457-0820) for international participants), and the access code is 4979159.

Non-GAAP Financial Measures
Colfax has provided financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income per share, organic sales growth and organic order growth. Adjusted net income per share excludes asbestos liability and defense costs (income) and asbestos coverage litigation expense. Organic sales growth and organic order growth exclude the impact of acquisitions and foreign exchange rate fluctuations.  These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

About Colfax Corporation
Colfax Corporation is a global leader in critical fluid-handling solutions, including the manufacture of positive displacement industrial pumps and valves used in global oil & gas, power generation, marine, naval and a variety of other industrial applications.  Key product brands include Allweiler, Fairmount Automation, Houttuin, Imo, LSC, Portland Valve, Tushaco, Warren and Zenith. Colfax is traded on the NYSE under the ticker “CFX.”  Additional information about Colfax’s products, businesses and practices is available at www.colfaxcorp.com.

Cautionary Note Concerning Forward-Looking Statements
This press release contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission as well as its Registration Statement on Form S-1 under the caption “Risk Factors”. In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of this date. Colfax disclaims any duty to update the information herein.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in dollars)
(preliminary unaudited)

	EPS Range

Projected net income per share - fully diluted	$0.80	$0.87

Asbestos coverage litigation	0.28	0.28
Asbestos liability and defense costs	0.16	0.16
Income tax benefit at 32%	(0.14)	(0.14)

Projected adjusted net income per share - fully diluted	$1.10	$1.17

Colfax Corporation
Sales and Order Growth
(amounts in millions)
(preliminary unaudited)

	Sales		Orders
	$	%	$	%

Twelve Months Ended December 31, 2007	$506		$582

Components of Growth:
Organic Growth from Existing Businesses	69	14%	41	7%
Acquisitions	6	1%	12	2%
Foreign Currency Translation	24	5%	35	6%

Total Growth	98	19%	89	15%

Twelve Months Ended December 31, 2008	$605		$670

CONTACT:  Investors, Mitzi Reynolds, Vice President of Investor Relations, +1-804-327-5689, investors@colfaxcorp.com